Exhibit 10.3
INTERIM AGREEMENT
This Interim Agreement (this “Agreement”) is made as of July 20, 2015, by and among SunEdison, Inc., a Delaware corporation (“Parent”), SEV Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and TerraForm Power, LLC, a Delaware limited liability company (“TERP”) (each, a “Party”). Capitalized terms used but not defined herein shall have the respective meanings given to them in the Merger Agreement (as defined below) unless otherwise specified in this Agreement.
RECITALS
1.    On the date hereof, Parent and Merger Sub have entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Parent, Merger Sub and Vivint Solar, Inc., a Delaware corporation (the “Company”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company becoming the surviving entity and a wholly-owned subsidiary of Parent.
2.    On the date hereof, TERP and Parent have executed a Purchase Agreement, pursuant to which TERP has agreed to pay $922,000,000 (nine hundred twenty-two million dollars) (the “Purchase Amount”) to Parent in consideration for the acquisition of certain subsidiaries of the Company and a note (the “Purchase Agreement”).
3.    Pursuant to the terms of the Purchase Agreement, Parent and TERP have agreed that immediately following the Effective Time under the Merger Agreement (the “Closing”), Parent will cause the Company to transfer to TERP the assets and interests identified on Exhibit A of the Purchase Agreement that will be owned by the Company at Closing (the “Carveout Assets”, and such transaction, the “Carveout Transaction”), with the difference between the value of the Carveout Assets (the “Carveout Asset Price”) and the Purchase Amount actually paid at Closing (such difference, the “Advance Amount”) to be considered a conditional advance on the consideration for additional assets to be transferred from the Closing until and including December 31, 2015 (the, "Q4 Assets").
Therefore, the parties hereto hereby agree as follows:
1.AGREEMENTS AMONG THE PARTIES.
1.1.    Pre-Closing Decisions. TERP agrees that, notwithstanding the pending Carveout Transaction or any provision of the Purchase Agreement, all decisions to be made under and in connection with the Merger Agreement, and the transactions contemplated thereby, shall be made in agreement by both Parent and TERP, each acting in its reasonable discretion; provided, however, that all determinations to be made under and in connection with the Merger Agreement that pertain to the Carveout Assets shall be made by TERP acting in its sole discretion.
1.2.    Termination Fee. Any Termination Fee paid by the Company or any of its affiliates pursuant to the Merger Agreement or otherwise shall be split between each of Parent and TERP in accordance with their respective Pro Rata Share (as defined in Section 1.4 below). Promptly (and, in any event, within two (2) Business Days) after its receipt of the Termination Fee, Parent shall pay, or cause to be paid, to TERP its Pro Rata Share.

1.3.    Certain Obligations.
1.3.1.    Other than with respect to the indemnification obligations of TERP set forth in Section 1.3.2 below, Parent hereby agrees to indemnify, defend and hold TERP harmless from any and all losses, liabilities, damages, judgments, settlements and expenses, including reasonable attorneys’ fees (collectively, "Losses"), in connection with any suit, action or other proceedings brought by the Company or any other person against TERP, and Parent hereby agrees that it shall be solely responsible for, and indemnify, defend and hold TERP harmless from, any amounts payable by Parent or Merger Sub pursuant to Section 4.05(e) or Section 7.02(b) of the Merger Agreement.
1.3.2.    TERP hereby agrees to indemnify Parent and Merger Sub from any and all Losses incurred by Parent and/or Merger Sub (including any reasonable increased out-of-pocket costs to Parent and/or Merger Sub to seek and obtain alternative financing to otherwise fund the Purchase Amount not funded by TERP) in connection with any suit, action or other or proceeding brought by the Company against Parent and/or Merger Sub solely in connection with the breach of TERP’s obligation to fund the Purchase Amount at the time and on the terms set forth in the Purchase Agreement if all of the conditions to funding in the Purchase Agreement were satisfied at the time of such funding failure; provided, however, that TERP’s indemnification obligations under this Section 1.3.2 shall be conditioned on (x) neither Parent nor Merger Sub being in breach of its obligations under the Merger Agreement (other than any obligations breached by Parent or Merger Sub solely due to the fact that TERP has breached its obligation to fund its Purchase Amount pursuant to the Purchase Agreement) and (y) Parent and Merger Sub being, and demonstrating that they are, ready, willing and able to consummate or cause to be consummated the transactions contemplated by the Merger Agreement and the Purchase Agreement.
1.4.    Expense Sharing. Each of Parent and TERP agrees that it will be responsible for its Pro Rata Share of all fees, costs, and expenses (including those of representatives, advisors, agents, and counsel) incurred by Parent, TERP and Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby (the “Merger Expenses”); provided, that TERP shall not otherwise be liable (and shall not be required to reimburse Parent or Merger Sub) for any fees, costs or expenses incurred by Parent or Merger Sub in connection with Parent’s or Merger Sub’s arranging of financing (including any equity financing); and provided, further, that neither Parent nor Merger Sub shall otherwise be liable (and shall not be required to reimburse TERP) for any fees, costs or expenses incurred by TERP in connection with TERP’s arranging of financing (including any equity financing) of the Purchase Amount; and provided, further, that the Merger Expenses shall be subject to reallocation in accordance with Section 1.3.1 or Section 1.3.2 in instances where Section 1.3 applies. Notwithstanding the foregoing, each of Parent, Merger Sub and TERP (and following the Closing, the Company) shall bear their own fees, costs and expenses incurred in connection with the Carveout Transaction. “Pro Rata Share” shall mean for Parent and Merger Sub jointly: 58% and for TERP 42%.
1.5.    Representations, Warranties and Covenants.
1.5.1.    Each Party hereby represents, warrants and covenants to the other Parties that none of the information supplied in writing by such Party specifically for inclusion or incorporation by reference in the Proxy or Information Statement will cause a breach of the representations and warranties of Parent or Merger Sub set forth in Section 3.02(i) the Merger Agreement.

1.5.2.    Each Party hereby represents, warrants and covenants to the other Parties that the information supplied in writing by such Party in connection with filings or notifications under, or relating to, Antitrust Law is and will be accurate and complete in all material respects.
1.5.3.    Each Party represents and warrants to the other Parties that (i) such Party has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; (ii) this Agreement constitutes the valid and legally binding obligation of such Party, enforceable in accordance with its terms; and (iii) the execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by such Party.
1.6.    Indemnification.
1.6.1.    Each Party (an “Indemnifying Party”) shall indemnify, defend and hold each other Party (an “Indemnified Party”), its respective successors and assigns, and their respective shareholders, directors, officers, employees and agents, harmless from and against any and all Losses arising from or relating to a breach of this Agreement by the Indemnifying Party.
1.6.2.    Without limiting the provisions of the foregoing Section 1.6.1, and notwithstanding any other provision of this Agreement or any other agreement between Parent or any of its affiliates (other than TerraForm Power, Inc. or TERP or any of its subsidiaries), on the one hand, and TERP or any of its subsidiaries, on the other hand (including, without limitation, the Purchase Agreement), Parent hereby agrees to indemnify TERP and its subsidiaries and to hold each of them harmless for any and all Losses arising from or relating to TERP being required to fund all or part of the Purchase Amount under the Purchase Agreement in spite of a breach by Parent or Merger Sub of any of their obligations under this Agreement, without which breach TERP would not have had to make all or part of such funding. In furtherance of and not in limitation of the foregoing, Parent shall promptly (and, in any event, on the same Business Day as TERP funds under the Purchase Agreement) reimburse TERP for the full amount of such funding which TERP would not have had to make without such breach by Parent or Merger Sub.
1.7.    Carveout Transaction. Parent shall, concurrently with the Closing, transfer the Carveout Assets to TERP, and Parent and TERP shall enter into one or more definitive agreements in addition to the Purchase Agreement with respect to the Carveout Transaction (together with the Purchase Agreement, the “Carveout Transaction Agreements”), which Carveout Transaction Agreements shall include the following terms and conditions and other terms and conditions that Parent and TERP approve, each acting in their sole but good faith discretion:
1.7.1.    Price for Carveout Assets. The Carveout Asset Price shall be determined based on the value of the residential solar system operating portfolios of the Carveout Assets transferred at Closing, determined in a manner consistent with the financial model exchanged between the Parent and TERP in connection with the execution of the Purchase Agreement.
1.7.2.    Advance in Consideration of Q4 Assets. Parent shall execute and deliver to TERP a note (the “Note”) with respect to the Advance Amount, on the terms and conditions set forth on Exhibit E to the Purchase Agreement.

1.7.3.    Indemnification. With respect to any Carveout Assets transferred to TERP as part of the Carveout Transaction, as well as the Q4 Assets, Parent shall indemnify TERP for any losses (including reduction in projected distributions to TERP from any Carveout Assets or Q4 Assets), damages, liabilities, costs and expenses suffered or incurred by TERP as a result of:
(i)    the IRS determining that the purchase price of any solar system that is a part of any Carveout Asset or Q4 Assets exceeded its actual fair market value (“FMV”) (including, but not limited to, FMV determinations inferred from the purchase price paid by TERP for such Carveout Asset or Q4 Asset);
(ii)    a breach or inaccuracy in any tax representations or warranties made to TERP in the documentation for any Carveout Assets or Q4 Assets;
(iii)    any inaccuracy in a tax assumption in any “base case model” approved by TERP for such Carveout Asset or Q4 Assets;
(iv)    the imposition of any real or personal property taxes upon any solar system that is a part of any Carveout Asset or Q4 Asset that are in excess of those projected in the “base case model” approved by TERP for such Carveout Asset or Q4 Assets within the first 5 years of Closing;
(v)    any transfer taxes being imposed on TERP in connection with the transfer of ownership of the Carveout Assets or Q4 Assets to TERP;
(vi)    any fines, penalties or other Losses incurred by TERP as a result of any breach of any consumer protection laws, including any rules or regulations of the Consumer Financial Protection Bureau, with respect to the Carveout Assets or Q4 Assets (including the applicable solar systems and customer agreements);
(vii)    the failure to obtain the consent of any third parties with respect to the transfer of the Carveout Assets to TERP pursuant to the Purchase Agreement or the Q4 Assets pursuant to the US RSC Dropdown Agreement (as defined below);
(viii)    failure to deliver the Note; and
(ix)    a breach or inaccuracy in any representations or warranties, or any of the Company’s or its subsidiaries’ covenants in the equity capital contribution agreement, limited liability company operating agreement, EPC agreement or other transaction documents relating to any of the Carveout Assets, including representations, warranties and covenants regarding the applicable solar systems and customer agreements, compliance with laws and regulations (including consumer protection laws and regulations) tax items, governmental permits and approvals, system warranties, environmental and regulatory matters and homeowner credit metrics and other portfolio composition requirements, including geographic diversity and technology, all with market standard survival periods after the Closing Date.
1.7.4.    O&M Agreement. Parent shall perform certain repair obligations and other services with respect to the Carveout Assets and the Q4 Assets pursuant to one or more agreements (jointly, the "O&M Agreements") between Parent and TERP, which shall be entered into concurrently with the Closing and be consistent with the terms set forth on Exhibit A attached hereto.
1.8.    Long-Term Dropdown Framework Agreement. Concurrently with the Closing, Parent (or a subsidiary of Parent whose obligations are guaranteed by Parent pursuant to a guarantee reasonably acceptable to TERP) and TERP (or a subsidiary of TERP whose obligations are guaranteed by TERP pursuant to a guarantee reasonably acceptable to Parent) shall enter into a long-term framework agreement (together with any ancillary agreements, the “US RSC Dropdown Agreement”) for the dropdown of a certain number of US residential and small commercial solar projects developed and constructed by the Company and its subsidiaries following the Closing, which US RSC Dropdown Agreement shall also grant TERP a call right with respect to any such projects beyond the committed dropdown number, all based on the terms set forth on Exhibit B hereto.
1.9.    Finalization of Agreements. Parent and TERP shall negotiate in good faith to finalize the forms of the additional Carveout Transaction Agreements, the O&M Agreements, the US RSC Dropdown Agreement, the Note and any ancillary agreements that may be necessary or convenient, within thirty (30) days after the date of this Agreement, and in any event prior to the Closing, provided that, as regards TERP, the terms of such agreements shall be subject to approval by its Corporate Governance and Conflicts of Interest Committee.
1.10.    Notices under Merger Agreement. Each of Parent and Merger Sub agree to promptly provide TERP with copies of any demands, notices, requests, consents, or other communications that are received by Parent or Merger Sub pursuant to the Merger Agreement.
2.    MISCELLANEOUS.
2.1.    Termination. This Agreement shall become effective on the date hereof and shall terminate upon the earliest of (i) the Closing of the Carveout Transaction and the entry into the US RSC Dropdown Agreement as contemplated herein and (ii) the termination of the Merger Agreement; provided, however, that any liability for failure to comply with the terms of this Agreement shall survive any such termination. Notwithstanding the foregoing, Article 2, and Sections 1.3, 1.4, 1.5, and 1.6 of this Agreement shall survive indefinitely following the termination of this Agreement.
2.2.    Amendment. This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by each of the Parties.
2.3.    Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with applicable law. The provisions hereof are severable, and any provision hereof being held invalid or unenforceable shall not invalidate, render unenforceable or otherwise affect any other provision hereof.
2.4.    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, by its acceptance of the benefits of this Agreement, Parent and each other Party acknowledges and agrees that no Person other than the Parties has any obligations hereunder and that Parent and each other Party has no right of recovery under this Agreement or in any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the former, current and future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Parties or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing, in each case, other than the Parties hereto (collectively, each a “Non-Recourse Party”), through Parent, Merger Sub, the Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent, Merger Sub or the Company against any Non‑Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. Nothing set forth in this Agreement shall confer or give or shall be construed to confer or give to any Person other than the Parties hereto (including any Person acting in a representative capacity) any rights or remedies against any Person other than as expressly set forth herein.
2.5.    Further Assurances. Each Party agrees to act in good faith and to execute such further documents and perform such further acts as may be reasonably required to carry out the provisions of the Merger Agreement and the transactions contemplated thereby and effectuate the Carveout Transaction.
2.6.    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.
2.7.    Governing Law; Consent to Jurisdiction. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. Each Party hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the Parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts. The Parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in this Section 2.7 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.
2.8.    WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB, AND TERP ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PERSON HEREBY IRREVOCABLY AND UNCONDITIONALLY

WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF PARENT, MERGER SUB AND TERP CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY TO THIS AGREEMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PERSON UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PERSON MAKES THIS WAIVER VOLUNTARILY AND (d) SUCH PERSON HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.8.
2.9.    Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later, nor shall any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after such waiver. For the avoidance of doubt, nothing in the Purchase Agreement shall prejudice any rights of TERP under this Agreement.
2.10.    Other Agreements. This Agreement, together with the agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties or any of their affiliates with respect to the subject matter contained herein except for such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms.
2.11.    Assignment. This Agreement may not be assigned by any Party or by operation of law or otherwise without the prior written consent of each of the other Parties, except for any collateral assignment of rights hereunder to any Party’s financing parties. Any attempted assignment in violation of this Section 2.11 shall be null and void.
2.12.    No Representations or Duty. (a) Except as expressly provided herein, each Party specifically understands and agrees that no Party has made or will make any representation or warranty with respect to the terms, value or any other aspect of the transactions contemplated hereby, and each Party explicitly disclaims any warranty, express or implied, with respect to such matters from any other Party. In addition, each Party specifically acknowledges, represents and warrants that it is not relying on any other Party (i) for its due diligence concerning, or evaluation of, the Company or its assets or businesses, including but not limited to the Carveout Assets, (ii) for its decision with respect to making any investment contemplated hereby or (iii) with respect to tax and other economic considerations involved in such investment.
(b) In making any determination contemplated by this Agreement, each Party may make such determination in its sole and absolute discretion, taking into account only such Party’s own views, self-interest, objectives and concerns, except as expressly provided herein. No Party shall have any fiduciary or other duty to any other Party except as expressly set forth in this Agreement.

2.13.    Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
2.14.    Notices. All demands, notices, requests, consents, and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, or telecopy at, or if duly deposited in the mails, by certified or registered mail, postage prepaid -- return receipt requested, to each Party at the address set forth on the signature pages hereto, or any other address designated by such Party in writing to the other Parties.
2.15.    Specific Performance. The parties agree that irreparable damage may occur and that the parties may not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of posting bonds or similar undertakings in connection therewith, this being in addition to any other remedy which may be available to such non-breaching party at law or in equity, including monetary damages.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

SUNEDISON, INC.

By: /s/ Ahmad Chatila
Name: Ahmad Chatila
Title: President and Chief Financial Officer

SEV MERGER SUB, INC.

By: /s/ Brian Wuebbels
Name: Brian Wuebbels
Title: President

Address for Notices:

13736 Riverport Drive; Suite 180
Maryland Heights, MO 63043
Attn: CFO & General Counsel

TERRAFORM POWER, LLC

By: /s/ Alejandro Hernandez
Name: Alejandro Hernandez
Title: Chief Financial Officer

Address for Notices:

7550 Wisconsin Ave, 9th Floor
Bethesda, MD 20814
Attn: CFO & General Counsel

EXHIBIT A

TERMS OF O&M AGREEMENTS

[See Attached]

SUMMARY OF TERMS AND CONDITIONS

O&M AGREEMENTS FOR VIVINT SOLAR DROPDOWNS

A. PARTIES TO THE TRANSACTION:

Vivint Solar:	Vivint Solar, Inc., a Delaware corporation

TerraForm:	TerraForm Power, LLC, a Delaware limited liability company

SunEdison Guarantor:	SunEdison, Inc., a Delaware corporation

Service

Provider(s):	SunEdison/Vivint Solar affiliate(s)

B. OVERVIEW OF AGREEMENT:

General:
It is expected that TerraForm will acquire (directly or indirectly) a fleet of operating residential rooftop photovoltaic solar energy systems (the “Operating Portfolio”), including through the acquisition of the “sponsor” interest in a series of tax equity financing vehicles. Some of these financing vehicles are open to future assets placed in service. It is also expected that SunEdison Guarantor will acquire (directly or indirectly) a sales pipeline of residential rooftop photovoltaic solar energy systems that are expected to be placed into service and conveyed to TerraForm through the fourth quarter of 2015 and which will be subject to certain existing servicing arrangements (the “Expected Portfolio” and with the Operating Portfolio, the “Portfolio”).

Pursuant to one or more agreements Vivint Solar will agree to undertake certain repair obligations with respect to the Portfolio.

Additionally, Vivint Solar will, or will cause one or more of the Service Providers to, enter into one or more service contracts to provide ongoing operations and maintenance, asset management, and other agreed services to the extent not provided for under existing contractual arrangements with respect to the Portfolio.

Furthermore, Vivint Solar will agree to provide ongoing operations and maintenance, asset management, and other agreed services with respect to (i) any other systems developed, sourced, or constructed by Vivint Solar under previous (pre-acquisition) arrangements and subsequently acquired by TerraForm (directly or indirectly) and are also not currently subject an agreed servicing arrangement and (ii) future systems (that may be developed, sourced, or constructed by SunEdison that are expected to be, but are not currently, sold or otherwise transferred to TerraForm (primarily through future tax equity vehicles) (the “Future Portfolio”).

C. SUMMARY OF RETROFIT REPAIRS:

Terms:
Vivint Solar agrees to inspect the Portfolio within 18 months of acquisition of the Portfolio, and to upgrade, repair, retrofit, or otherwise ensure the Portfolio is in compliance with the customer agreements, applicable laws, including local codes, major equipment manufacturer’s recommendations and warranties, and Prudent Solar Industry Practices, in each case as determined in

TerraForm’s reasonable discretion in consultation with Vivint Solar.

For purposes of this term sheet, “Prudent Industry Practices” shall include those practices, methods, acts and equipment, as changed from time to time, that are engaged in or approved by a significant portion of the residential photovoltaic solar energy electrical generation industry operating in the applicable jurisdiction in which a PV system is located that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with applicable law (including consumer protection laws), codes, standards, equipment manufacturer’s recommendations, reliability, safety, environmental protection, dependability, efficiency and economy. Prudent Industry Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be a spectrum of good and proper practices, methods and acts.

Commitment:
To the extent not covered by any existing service or construction agreements with respect to the Portfolio, Vivint Solar’s liability for such repair and retrofit as described immediately above shall be limited to $100m.

Guaranty:	The repair and retrofit payment obligations of Vivint Solar will be guaranteed by SunEdison Guarantor

Standard of Performance:
Vivint Solar warrants that it, or the Service Providers, will perform such repairs in a good and workmanlike manner and that all such repairs shall be free from defects in workmanship for a period of twelve (12) months after the completion of any such service. If any such service or repair provided fails to satisfy such warranty, Vivint Solar shall perform (or cause the Service Providers to perform), upon notification by TerraForm to Vivint Solar at Vivint Solar’s own cost and expense and without additional charge to TerraForm, the services necessary to repair, re-perform, or otherwise correct any such defect or deficiency promptly, even if such performance to address such defect or deficiency shall exceed such twelve month warranty period.

D.    SUMMARY OF SERVICE OBLIGATIONS

Terms:	The parties will enter into a master operation and maintenance and administrative service agreement (the “O&M Agreement”) with a term of ten years unless terminated earlier pursuant to the terms thereof. Notwithstanding the foregoing, the O&M Agreement shall automatically renew for one (1)-year at the end of the initial term or any other prior term, as applicable, unless either Vivint Solar or TerraForm, no later than sixty (60) days prior to expiration of the then current term, provides written notice to the other Party that the O&M Agreement shall terminate upon expiration of such term.

O&M Scope:
To the extent not covered by any existing service agreement with respect to the Portfolio and for no additional consideration, Service Provider will keep all systems in good repair, good operating condition, appearance and working order in compliance with the customer agreements, applicable warranties, the manufacturer’s recommendations and such Provider’s standard practices (but in no event less than Prudent Industry Practices) and (ii) properly service all components of all systems following the manufacturer’s written operating and servicing procedures. Such services will include, but not be limited to, the following:

1.
Such Service Provider will, at its sole cost and expense, promptly furnish or cause to be furnished to Terraform or its subsidiary (as applicable, the “System Owner”) such information as may be requested by System Owner in writing to enable System Owner to file any reports required to be filed by System Owner with any Governmental Authority because of System Owner’s ownership of or other interest in any PV system.

2.
Such Service Provider will, at its sole cost and expense on behalf of System Owner, as required under the applicable customer agreements, the manufacturer’s recommendations and such Service Provider’s standard practices (but in no event less than Prudent Industry Practices), promptly replace or cause to be replaced all parts that may from time to time be incorporated or installed in or attached to a PV system and that may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever; provided that for agreed upon non-covered services the Service Provider will be reimbursed by System Owner.

3.	Such Service Provider will furnish or cause to be furnished to System Owner promptly upon becoming aware of the existence thereof, a notice stating that a breach of, or a default under, any contractual obligation of such Service Provider or System Owner in respect of any Project has occurred with respect to a customer agreement or this Agreement and specifying the nature and period of existence thereof and what action such Service Provider has taken or is taking or proposes to take with respect thereto; and from time to time such other information regarding the PV Systems or the projects as System Owner may reasonably request.

Service Provider such other O&M services and informational reporting as otherwise agreed to by the parties as are customary.

Asset Management Scope:
To the extent not covered by any existing service agreement with respect to the Portfolio and for no additional consideration, Service Providers will, at their sole cost and expense, administer or cause to be administered all customer agreements and residential PV systems. Such Service Provider’s obligations under will include, but not limited to, the following:

1.
Service Provider will (a) deliver periodic bills to all host customers, (b) use commercially reasonable efforts to, on behalf of TerraForm, collect from all host customers all monies due under the customer agreements, (c) manage all communications with or among host customers and (d) cause compliance with customer agreements. Service Providers will assist TerraForm in the enforcement of all customer agreements.

2.
Service Provider shall manage and enforce, on behalf of System Owner, all warranty claims with respect to the Portfolio (to the extent the applicable warranties are retained by the original owner, Service Provider shall cause the original owner to enforce the applicable warranty claims), and obtain and maintain on behalf of System Owner, but at Service Provider’s sole cost and expense, customary insurance with respect to the Portfolio; provided that System Owner provides such full and complete cooperation as Service Provider may reasonably require.

3.
Such Provider will give prompt written notice to System Owner of each accident likely to result in material damages or claims for material damages against any residential PV system or any such Person or likely to result in a material adverse change to the financial or business condition of System Owner.

4.
In the event that as a consequence of the exercise of remedies under a Customer Agreement, a PV system is to be removed from the Host Customer’s property, (a) such Provider will remove such PV system from such Host Customer’s real property (and store such PV System) and (b) such Provider will use commercially reasonable efforts to remarket and redeploy such PV system following any such removal.

5.
Service Provider will manage the transfer of customer agreements for customers who sell or change residences, and, where required by System Owner, evaluate the credit of replacement customers and/or assist System Owner in redeploying the system.

6.
Service Provider will provide quarterly unaudited and annual audited financial statements in time periods to be agreed for each tax equity fund and will prepare and file, or cause to be prepared and filed by certified public accountants acting on behalf of System Owner, on a timely basis, all federal, state and local tax returns and related information and filings required to be filed by System Owner, will maintain bank accounts and complete and accurate books and records, and will manage compliance with tax equity and other financing agreements (including required reporting),and Service Provider shall bear the costs and expenses of the foregoing (including costs and expense of third party professionals, including tax and audit)

7.	Service Providers will provide any additional administrative services with respect to the Portfolio as otherwise agreed to by the parties.

Pricing:
The aggregate fees for all O&M and asset management services under the O&M Agreement and under any existing services agreements relating to the Portfolio shall not exceed $25.50/kW per year for the period ending December 31, 2016, escalating at up to 2.0% per year thereafter, until the tenth anniversary of the Closing Date.

E.    FUTURE SERVICING:

General:	Pursuant to one or more servicing agreements to be mutually agreed upon, Vivint Solar will provide operations and maintenance, asset management, and other agreed services with respect to the Future

Portfolio. Such agreements are expected to be between Vivint Solar and/or the Service Providers and future tax equity funds of which TerraForm has an interest and contain standard market terms and conditions at the time of execution. SunEdison and Vivint Solar currently anticipate the year 1 pricing for such services to be $32/kW/year for 2016 funds; $31/kW/year for 2017 funds; $30/kW/year for 2018 funds; $29/kW/year for 2019 funds; and $28/kW/year for 2020 funds assuming current market terms and conditions and scope of services, in each case to escalate at a rate of 2% per year.

To the extent any additional services are separately requested by TerraForm, TerraForm and Vivint Solar may enter into a separate master agreement mutually acceptable to the parties.

F.    MISCELLANEOUS:

Governing Law:	New York

Confidentiality:	The parties agree that the contents of this Term Sheet are confidential and may not be released to any unrelated parties without the prior written consent of the other party.

Assignment:
Vivint Solar will be permitted to transfer its obligations to an affiliate so long as such affiliate is creditworthy, based on criteria to be decided, or such affiliate’s obligations are guaranteed by SunEdison, Inc or Vivint Solar.

EXHIBIT B

TERMS OF US RSC DROPDOWN AGREEMENT

[See Attached]

Summary of the Take/Pay Agreement
This Summary outlines certain terms of the Take/Pay Agreement referred to in the Commitment Letter, of which this Annex E is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Purchaser:	TerraForm Power, LLC, a Delaware limited liability company, or a designated subsidiary thereof (the “Purchaser”).

Seller:	Vivint Solar, Inc., a Delaware corporation (the “Seller”).

Term:	From the Closing Date of the Term Facility until December 31, 2020.

Take/Pay Obligation; Purchases:
During the Term, Purchaser shall be obligated to purchase from Seller and its subsidiaries, and Seller and its subsidiaries shall be obligated to sell to Purchaser, from time to time (subject to minimum size and timing requirements set forth in the definitive documentation), the “cash” or “sponsor” equity position in tax equity partnerships or funds arranged by Seller for purchasing residential solar systems (the “Solar Residential Systems”) developed and constructed by Seller in an amount up to the Annual Maximum Commitment (as defined below) and subject to the satisfaction (or waiver by the Purchaser) of the Purchase Conditions (as defined below) provided, that if the Fair Market Value (as defined below) is materially higher than the Target Return Price (as defined below) at any such time, then, Seller shall conduct a third party marketing effort for a reasonable, to be agreed upon period of time to locate a third party buyer. If Seller is able to locate a third party buyer at a price materially higher than the Target Return Price described herein, Purchaser shall have a right of first refusal to purchase the Solar Residential Systems at the third party price. In the event Seller is unable to locate a third party buyer upon conclusion of such marketing period, Purchaser shall purchase the project in accordance with the terms described herein. Such purchases will occur concurrent with corresponding purchases by tax equity investors in such equity partnerships or funds and will be occurring on a regular basis as assets are ready to be contributed. The exact timing for such purchases is to be agreed but expected to occur on a monthly basis and the proceeds of which will be deposited into a borrower revenue account. True-ups would be expected to occur consistent with past practices, but the amounts of the true-ups are expected to be minimal and capable of being supported by funds available in such revenue account. If that is not the case, reserve accounts to support such true-ups may be required.

The contribution obligation of Purchaser with respect to such Solar Residential Systems will equal the lesser of (a) Fair Market Value (as defined below) of such cash or sponsor equity position at the time of the purchase, as supported by an appraisal delivered by a Qualified Appraiser (as defined below), as calculated in dollars per watt, and (b) a price (the “Target Return Price”), calculated in dollars per watt, that, as of the time of such Purchase, is expected to achieve the target return parameters for the Purchaser set forth in the table below based on the Pricing Assumptions:

Year	2016	2017	2018	2019	2020
IRR – Pre-tax 30 Year Unlevered	7.75%	7.75%	8.00%	8.00%	8.00%
C/C – Year 1 Unlevered	8.50%	8.50%	8.50%	8.50%	8.50%
C/C – 20 Year Avg. Unlevered	9.00%	9.00%	9.00%	9.00%	9.00%

“Fair Market Value” means, with respect to any Solar Residential System or group of Solar Energy Systems, the price at which such Solar Energy System or group of Solar Energy Systems would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of the relevant facts.

“Qualified Appraiser” means a nationally recognized third-party appraiser that (i) is qualified to appraise independent solar electric generating businesses, (ii) has been engaged in the appraisal or business valuation and consulting business for no fewer than five years, (iii) is not an affiliate of either Purchaser or Seller and (iv) is mutually agreed upon by both Purchaser and Seller.

In connection with each purchase of Solar Residential Systems, Purchaser and Seller shall negotiate in good faith to enter into a purchase and sale agreement and other associated documentation with tax equity providers arranged by Seller, containing the terms set forth herein and other terms as may be agreed between Purchaser and Seller with respect to such purchase.

For the avoidance of doubt, Purchaser’s obligation to pay its portion of the purchase prices for Solar Residential Systems under the Take/Pay Agreement shall be netted and offset against the amount of prepayments for systems transferred to Purchaser as of the end of 2015 pursuant to the TERP Prepayment (to be defined based on the aggregate portion of purchase prices of solar systems expected to be transferred to Purchaser by the end of 2015 in a manner agreeable to the parties).

Annual Maximum Commitment:
In each calendar year of the Term, Purchaser shall not be required to purchase Solar Residential Systems having aggregate megawatts (DC) (when considered together with all other such purchases in such calendar year from Seller and its subsidiaries) in excess of 450 megawatts (DC) during the 2016 calendar or in excess of 500 megawatts (DC) during any subsequent calendar year (the “Annual Maximum Commitment”), which Annual Maximum Commitment shall be reduced to zero megawatts (DC) if the Term Facility expires or is satisfied, terminated, repaid, refinanced or renewed, other than in connection with a foreclosure or other exercise of remedies in respect thereof, prior to the expiration of the Term hereof.

Purchaser Call Right:
At any time during the Term, Purchaser shall have a call right option, in its sole discretion, to purchase the solar systems developed and constructed by Seller in excess of the Annual Maximum Commitment at a purchase price equal to the Fair Market Value thereof.

Pricing Assumptions:	The Pricing Assumptions are as follows:

•	the average FICO score of the customers leasing or purchasing power from such Solar Residential Systems shall be greater than 740;

•
renewable energy credit pricing shall reflect then current market pricing for a 3-year forward hedge with merchant SREC prices reflected after that period through the end of the Term, at the discretion of Purchaser;

•	30-year underwriting term and agreed geographic concentration limits;

•	residual value given to years 21-30 based on a to be agreed haircut to revenue;

•
the annual default rate of the customers leasing or purchasing power from such Solar Residential Systems shall be less than an amount to be agreed and customer agreements shall be generally consistent with past practices for Seller’s and Purchaser’s existing tax equity funds and comply with consumer laws;

•	the energy production estimate process shall be confirmed by an independent engineer to be agreed between Purchaser and Seller; and

•
all such Solar Residential Systems shall be comprised of modules/inverters and shall be covered by equipment warranties reasonably acceptable to Purchaser. It is understood and agreed that the Pricing Assumptions shall generally be consistent with and in any shall not be more restrictive, when taken as a whole, with customary practices for Seller’s and Purchaser’s existing tax equity funds.

Representations and Warranties:
Customary for tax equity fund purchase arrangements, but in no event more restrictive than what is required by the applicable tax equity investors in the applicable tax equity partnership or funds that are purchasing the applicable systems.

Conditions Precedent:
Customary for tax equity fund purchase arrangements, but in no event more restrictive than what is required by the applicable tax equity investors in the applicable tax equity partnership or funds that are purchasing the applicable systems.

Covenants:
Customary for tax equity fund purchase arrangements, but in no event more restrictive than what is required by the applicable tax equity investors in the applicable tax equity partnership or funds that are purchasing the applicable systems.

Amendment and Waiver:
The Take/Pay Agreement may only be amended, supplemented, waived or otherwise modified with the prior written consent of each of Seller and Purchaser and, subject to materiality qualifiers to be agreed, the lenders under the Term Facility.

Assignments:
No party to the Take/Pay Agreement may assign any of its rights or obligations thereunder to any other person without the prior written consent of the other party; provided that, the Seller may collaterally assign its rights under the Take/Pay Agreement to the “secured parties” as to be defined and under the Term Facility, and Purchaser shall enter into a customary consent to collateral assignment with such secured parties, or a representative thereof, on the Closing Date of the Term Facility.

Governing Law:	New York.